Newell Rubbermaid Appoints Juan R. Figuereo
As Chief Financial Officer

Former Wal-Mart and PepsiCo executive has global
general management, operations and strategic M&A credentials

ATLANTA, Dec. 3, 2009 – Newell Rubbermaid (NYSE: NWL) today announced the appointment of Juan R. Figuereo as Executive Vice President and Chief Financial Officer. Figuereo, 54, is a former Wal-Mart and PepsiCo executive with significant experience in global general management, operations, and strategic mergers and acquisitions, in addition to senior financial leadership. He will join Newell Rubbermaid on Dec. 7 and succeeds J. Patrick Robinson, who is taking early retirement as previously announced.

“Juan brings an exceptionally broad spectrum of capabilities to our CFO role,” said Mark Ketchum, President and Chief Executive Officer of Newell Rubbermaid. “His strong track record as an agent of change accelerating complex businesses in Europe, Latin America and Asia makes him an ideal strategic partner in driving Newell Rubbermaid’s global growth strategy.”

“Newell Rubbermaid has a portfolio of iconic brands with huge potential for further geographic penetration and share gains,” said Figuereo. “I am excited about the opportunity to help reignite top-line revenue growth and fine-tune the business model.”

Most recently, Figuereo was Executive Vice President and Chief Financial Officer of Cott Corporation Inc., a publicly traded company and one of the world’s largest suppliers of retailer- branded soft drinks, where he helped engineer a turnaround including significant gross margin expansion, cost reductions and a strengthening of the company’s balance sheet.

Previously, Figuereo helped Wal-Mart become the top foreign retailer in China as Vice President of Mergers & Acquisitions at Wal-Mart International. He also helped the retailer enter five new countries in Central America and strengthen its position as a top retailer in Brazil. Additionally, he played a key role in post-acquisition integration and in the design of Wal-Mart’s integration process for newly acquired businesses.

At PepsiCo, Figuereo held a number of key international positions, including Vice President and Managing Director for Frito-Lay Dominican Republic; Vice President of Business Integration for Frito-Lay Europe in London; Vice President and CFO of Frito-Lay South Europe in Barcelona; Vice President and CFO of Pepsi-Cola Bottling in Sao Paulo, Brazil; and Vice President and CFO of Pepsi-Cola Latin America. He led the largest business re-engineering project in PepsiCo Europe’s history to integrate Frito-Lay’s manufacturing and supply chain operations across the entire region. He also was a critical player in the financial and operational turnaround of Pepsi-Cola Bottling in Brazil, including restructuring the organization’s manufacturing, sales and distribution networks.

Figuereo began his career at Arthur Andersen & Co. in Miami, specializing in banking, insurance and information systems consulting. A Certified Public Accountant, he received a Bachelor of Business Administration in Public Accounting from Florida International University. Figuereo is a native of the Dominican Republic who is fluent in English, Spanish and Portuguese.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with sales of approximately $6 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Technical ConceptsTM and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:
Nancy O’Donnell Vice President, Investor Relations +1 (770) 418-7723	David Doolittle Vice President, Corporate Communications +1 (770) 418-7519

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